                                                                       EXHIBIT 2

                          STOCKHOLDER VOTING AGREEMENT


         THIS STOCKHOLDER VOTING AGREEMENT (this "Agreement") is made this 31st day of August, 2001, by and among KLA-Tencor Corporation, a Delaware corporation ("KLA-Tencor"), QC Optics, Inc., a Delaware corporation ("Company"), and the stockholders of the Company listed on SCHEDULE A to this Agreement (collectively, the "Stockholders" and each, individually, a "Stockholder").

         WHEREAS, as of the date hereof, the Stockholders collectively own of record shares of capital stock of the Company as set forth on SCHEDULE A attached hereto (such shares, together with any other voting or equity of securities of the Company hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the "Shares");

         WHEREAS, pursuant to a certain Agreement and Plan of Merger dated as of the date of this Agreement (the "Merger Agreement"), by and among KLA-Tencor, Katmandu Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of KLA-Tencor ("Merger Sub"), and the Company, KLA-Tencor has agreed to acquire the Company through a merger transaction (the "Merger") involving the merger of Merger Sub into the Company;

         WHEREAS, as a condition to the willingness of KLA-Tencor to enter into the Merger Agreement, KLA-Tencor has required that the Stockholders agree, and in order to induce KLA-Tencor to enter into the Merger Agreement, the Stockholders are willing to agree, during the term of this Agreement, to vote in favor of the adoption of the Merger Agreement, the Merger and the transactions contemplated thereby and to restrict the transfer or disposition of any of the Shares;

         WHEREAS, capitalized terms used in this Agreement without definition shall have such meanings as ascribed to them under the Merger Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is acknowledged by each party hereto, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

         Section 1. VOTING OF SHARES.

                 (a) Each Stockholder covenants and agrees that during the period beginning on the date hereof and ending on the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (such period the "Expiration Date") (A) by the parties pursuant to Section 6.3(a) of the Merger Agreement, (B) by KLA-Tencor pursuant to any provision of the Merger Agreement, or (C) by the Company pursuant to
Section 6.3(c), (d), or (g) of the Merger Agreement, at any regular, special or adjourned meeting of the stockholders of the Company, however called (a "Stockholders' Meeting"), and in any action by written consent of the stockholders of the Company (a "Written Consent"), such Stockholder will vote, or cause to be voted, all of its respective Shares (i) in favor of the adoption of the Merger Agreement (as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Stockholders) and the approval of the Merger as contemplated by the Merger Agreement, and (ii) against any Acquisition Proposal and against any other action or transaction that may reasonably be construed to make the consummation of the Merger by KLA-Tencor more difficult or expensive. Prior to the Expiration Date, no Stockholder shall enter into any agreement or understanding with any person or vote or give instructions in any manner inconsistent with this Section 1.

                 (b) Each Stockholder hereby grants to, and appoints, KLA-Tencor, and any individual designated in writing by KLA-Tencor, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote its Shares at any Stockholders' Meeting and in any Written Consent with respect to any of the matters specified in, and in accordance and consistent with, this Section 1. Each Stockholder understands and acknowledges that KLA-Tencor is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Except as otherwise provided for herein, each Stockholder hereby (i) affirms that the proxy is coupled with an interest and may under no circumstances be revoked,
(ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. Notwithstanding any other provisions of this Agreement, the proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

         Section 2. TRANSFER OF SHARES.

                 (a) Each Stockholder covenants and agrees that during the period beginning on the date hereof and ending on the Expiration Date that such Stockholder will not directly or indirectly (i) sell, assign, transfer (including by merger, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of its Shares, (ii) deposit any of its Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (iii) enter into any contract, option or other voluntary arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares. In the event any party to this Agreement dies prior to the Expiration Date, then this Agreement shall be binding on the descendants, executors, administrators, heirs and assigns of such party. Any action or attempted action in violation of this Agreement shall be null and void.

                 (b) Promptly upon the execution of this Agreement, the Company agrees to notify the transfer agent of its Common Stock, $.01 par value per share ("Common Stock") of the existence of this Agreement and to impose appropriate restrictions on such transfer agent against facilitating any attempted transfer of any of the Shares. Promptly upon the termination of this Agreement, the Company may notify the transfer agent of the termination of this Agreement and instruct the transfer agent to remove all restrictions on such transfer agent against facilitating any attempted transfer of any of the Shares, and, if requested by the Company, KLA-Tencor agrees to promptly concur with such notification and instructions.

         Section 3. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder on its own behalf hereby severally represents and warrants to KLA-Tencor, solely with respect to itself and its ownership of its Shares, but not with respect to any other Stockholder, as follows:

                  (a) OWNERSHIP OF SHARES. On the date hereof, and except as specifically set forth on SCHEDULE A attached hereto, such Shares are owned beneficially by such Stockholder or its nominee. Such Stockholder has sole voting power, without restrictions, with respect to all of such Shares. Stockholder does not beneficially own any shares of capital stock of the Company other than the Shares.

                  (b) POWER; BINDING AGREEMENT. Such Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any material agreement to which such Stockholder is a party, including, without limitation, any voting agreement, stockholders' agreement, partnership agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

                  (c) NO CONFLICTS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or any of its properties or assets.

                  (d) NO ENCUMBRANCES. As of the date hereof the Shares are, and at all times up until the Expiration Date the Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances.

         Section 4. NO SOLICITATION. Prior to the termination of this Agreement in accordance with its terms, each Stockholder agrees, in its individual capacity as a stockholder of the Company, that it will not, nor will it authorize or permit any of its employees, agents and representatives to, directly or indirectly, (a) initiate, solicit or encourage any inquiries or the making of any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, each Stockholder who serves as an officer or director of the Company may take such actions as are allowed under the provisions of Section 4.6 of the Merger Agreement.

         Section 5. TERMINATION. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time, (ii) the written agreement of the parties hereto to terminate this Agreement, or (iii) any termination of the Merger Agreement in accordance with the terms thereof; provided, however, that termination of the Merger Agreement in accordance with its terms shall not relieve any party of liability for a breach hereof prior to termination.

         Section 6. SPECIFIC PERFORMANCE. Each party expressly understands and agrees that any breach of this Agreement would cause irreparable harm to the other parties and that, in addition to any other remedy which such party might have, an aggrieved party shall be entitled to injunctive relief for, and to prevent, any such breach, without the necessity of posting any bond or other security. The breaching party hereby agrees that should any aggrieved party institute any action or proceeding for injunctive or similar equitable relief to enforce these covenants, the breaching party waives and agrees not to assert the claims or defenses that the aggrieved party has an adequate remedy at law or that the aggrieved party will not suffer irreparable damage.

         Section 7. FIDUCIARY DUTIES. Each Stockholder is signing this Agreement solely in such Stockholder's capacity as an owner of its respective Shares or as trustee of a voting trust, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his capacity as an officer or director of the Company.

         Section 8. MISCELLANEOUS.

                  (a) All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, (i) immediately upon sending by telecopy if the telecopier produces a legible record of such notice, (ii) one business day after deposit with a nationally recognized overnight courier, charges prepaid, or (iii) five days after deposit in the U.S. mail by certified mail, return receipt requested, postage prepaid, addressed as follows:


         If to KLA-Tencor:   KLA-Tencor Corporation
                             160 Rio Robles
                             San Jose, California  95134
                             Attention:  Jeffrey L. Hall
                                         Vice President, Mergers & Acquisitions
                                         Telecopy Number:  408-875-2223

                             with copies to:

                             KLA-Tencor Corporation

                             160 Rio Robles
                             San Jose, California 95134
                             Attention: Stuart J. Nichols, Esq.
                                        Vice President and General Counsel
                                        Telecopy Number:  408-875-2002

                             and

                             Morse, Barnes-Brown & Pendleton, P.C.
                             Reservoir Place
                             1601 Trapelo Road
                             Waltham, Massachusetts 02451
                             Attention: Carl F. Barnes, Esq.
                                        Telecopy Number: 781-622-5933


         If to the Stockholders:

         At the addresses set forth on SCHEDULE A attached hereto,

                             with copies to:

                             QC Optics, Inc.
                             46 Jonspin Road
                             Wilmington, Massachusetts 01887
                             Attention: President
                                        Telecopy Number: 978-657-4608

                             and

                             Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                             Boston, Massachusetts  02111
                             Attention: Neil H. Aronson, Esq.
                                        Telecopy Number:  617-542-2241

or to such other address as any party hereto may designate in writing to the other parties, specifying a change of address for the purpose of this Agreement.

                  (b) This Agreement and the agreements specifically referred to herein, or in the Merger Agreement, supersede any and all oral or written agreements or understandings heretofore made relating to the subject matter hereof and constitute the entire agreement of the parties relating to the subject matter hereof, except for the Non-Disclosure Agreement. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

                  (c) If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision shall not be affected thereby. The parties hereto further agree to replace such void or enforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the mutual economic, business and other purposes of such void or unenforceable provision.

                  (d) This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

                  (e) In this Agreement, unless the context requires otherwise the singular includes the plural, the plural the singular, the masculine gender includes the neuter, masculine and feminine genders and vice versa.

                  (f) This Agreement shall be governed by the law of the Commonwealth of Massachusetts applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the conflicts of law provisions thereof.

                  (g) Except as set forth in Section 8(h), any controversy, dispute or claim arising out of or in connection with this Agreement, or the breach, termination or validity hereof, shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in City of Boston, Massachusetts, pursuant to the rules of the American Arbitration Association. The arbitration tribunal shall consist of three arbitrators. The party initiating arbitration shall nominate one arbitrator in the request for arbitration and the other party shall nominate a second in the answer thereto within 30 days of receipt of the request. The two arbitrators so named will then jointly appoint the third arbitrator. If the answering party fails to nominate its arbitrator within the thirty 30-day period, or if the arbitrators named by the parties fail to agree on the third arbitrator within 60 days, the office of the American Arbitration Association in City of Boston, Massachusetts shall make the necessary appointments of such arbitrator(s). The decision or award of the arbitration tribunal (by a majority determination, or if there is no majority, then by the determination of the third arbitrator, if any), including any award of fees and/or expenses, shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the Commonwealth of Massachusetts shall govern.

                  (h) Notwithstanding the provisions of, and in addition to the rights set forth in, Section 8(g), in the event of a breach of the provisions of this Agreement by a party to this Agreement prior to the Closing, any non-breaching party shall have the right to specific performance and injunctive relief, it being acknowledged and agreed that money damages will not provide an adequate remedy.

                  (i) In the event litigation is maintained by a party to this Agreement against any other party to enforce an arbitration award rendered under
Section 8(g) or to seek specific performance of injunctive relief under Section 8(h), then the party prevailing in such litigation shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and costs of suit.

                  (j) No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given here or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

                  (j) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (k) No Stockholder shall have any liability for any misrepresentation or breach by any other Stockholder hereunder.


                           [Signature Page to follow]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed under seal as of the date first written above.


KLA-TENCOR CORPORATION                      QC OPTICS, INC.


By: /s/ John Kispert                         By: /s/ Eric T. Chase
   -----------------------------------          --------------------------------
   John Kispert                                 Eric T. Chase
   Chief Financial Officer                      President



STOCKHOLDERS:

/s/ Eric T. Chase
--------------------------------------
Eric T. Chase, in his capacity as
Trustee of the QC Optics Voting
Trust u/d/t dated as of
October 27, 1995


/s/ Eric T. Chase
--------------------------------------
Eric T. Chase, in his individual
capacity


/s/ John R. Freeman
--------------------------------------
John R. Freeman, in his individual
capacity

                                   SCHEDULE A
                                       TO
                          STOCKHOLDER VOTING AGREEMENT



             STOCKHOLDER                                  SHARES HELD
             -----------                                  -----------

Eric T. Chase, in his capacity as             1,032,859 shares of Common Stock*
Trustee of the QC Voting Trust
u/d/t dated as of October 27, 1995
c/o QC Optics, Inc.                           *Beneficially owned as follows:
46 Jonspin Road                                 Eric T. Chase - 634,517 shares;
Wilmington, Massachusetts 01887                 Jay L. Ormsby - 162,599 shares;
                                                John R. Freeman - 78,581 shares;
                                                Albert E. Tobey - 78,581 shares;
                                                and Abdu Boudour -78,581 shares.


Eric T. Chase, in his individual capacity     100 shares of Common Stock
c/o QC Optics, Inc.
46 Jonspin Road
Wilmington, Massachusetts 01887


John R. Freeman, in his individual capacity   100 shares of Common Stock
c/o QC Optics, Inc.
46 Jonspin Road
Wilmington, Massachusetts 01887